Exhibit 99.1

ENERJEX RESOURCES ANNOUNCES NEW BOARD MEMBER

Geophysical expert to join Board of Directors of oil and gas development company

OVERLAND PARK, KAN. (March 25, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) has announced that Dr. James W. (Jamie) Rector, one of the world’s leading experts in seismic imaging of oil and gas reservoirs, has been appointed to the Company’s Board of Directors effective March 19, 2008.

Dr. Rector is the author of over 100 technical papers along with a number of patents on seismic technology. He was a co-founder of two seismic technology startups that were later sold to NYSE-listed companies, and he regularly consults for many of the major oil companies including Chevron and BP. In 1998, he founded Berkeley GeoImaging LLC, which has completed five equity private placements for oil and gas exploration and development projects. Dr. Rector is a tenured professor of Geophysics at the University of California at Berkeley and a faculty staff scientist at the Lawrence Berkeley National Laboratory. He has been the Editor-in-Chief of the Journal of Applied Geophysics and has also served on the Society of Exploration Geophysicists Executive Committee. He received his Masters and Ph.D. degrees in Geophysics from Stanford University.

Steve Cochennet, EnerJex Resources CEO, stated, “We are extremely pleased to have Dr. Rector join our Board. I have known Jamie for several years. His extensive expertise, both technically and in the field will be a great addition to our Board of Directors, especially in today’s environment. We look forward to his contribution to our Company as we continue to execute our strategy.”

About EnerJex Resources, Inc.:

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted through EnerJex Kansas, Inc. (formerly Midwest Energy Inc.) and DD Energy, Inc., its wholly-owned operating subsidiaries, are primarily focused in the Eastern Kansas and mid continent region of the United States.

EnerJex acquires oil and natural gas assets that have existing production and cash flows. Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Readers are urged to review EnerJex’s third quarter Form 10-QSB, available on the SEC's website (www.sec.gov), for a discussion of EnerJex’s results of operations and review the third quarter 2007 financial statements.

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For further information contact:

Dede Jones, Director of Finance

913-693-4600 or djones@enerjexresources.com

Or

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com

Or

Tony Schor or Lindsay Kenoe

Investor Awareness, Inc.

847-945-2222

www.investorawareness.com